Scottish Re Group Limited Announces Appointment of Dean E. Miller as Executive Vice President and Chief Financial Officer


HAMILTON, Bermuda--(BUSINESS WIRE)--Aug. 4, 2005--Scottish Re Group Limited (NYSE:SCT) announced today that its Board of Directors has confirmed the appointment of Dean E. Miller as the Company's Executive Vice President and Chief Financial Officer effective August 10, 2005.

As Chief Financial Officer, Mr. Miller will provide senior leadership to Scottish Re's group-wide financial reporting, analysis, planning and management. In addition, Mr. Miller will provide oversight for Scottish Re's treasury, corporate finance and investment management functions. He will also be engaged in advancing the Company's new business origination activities, risk and capital management endeavours and securitization initiatives.

"We are delighted to welcome an individual of Dean's calibre to Scottish Re's executive management team," said Scott E. Willkomm, President of Scottish Re Group Limited. "His knowledge of the global life reinsurance business, coupled with extensive general management and operating experience will allow us to further deepen the group's executive leadership."

Mr. Miller's distinguished career spans over 20 years in insurance and life reinsurance, most recently as a senior executive with industry leader Swiss Re. Since 2003, he was Chief Executive Officer of Swiss Re's Admin Re(SM) business in the United Kingdom. During that same time, he was also Chief Executive Officer of Swiss Re Services Limited, with responsibility for shared service activities in Swiss Re's UK operations.

Under his leadership, the Admin Re(SM) unit became an important contributor to Swiss Re's growth and profitability in the UK market by successfully acquiring and consolidating several major life insurance organizations over a two year period.

From 2001 to 2003, he was Chief Financial Officer of Swiss Re's Life and Health Business Group, and was a member of its Life Executive Board. Mr. Miller joined Swiss Re in 2000 as Senior Vice President - Finance, North American Life and Health. From 1997 to 2000, he was a partner with Ernst & Young in the New York office. He commenced his professional career in 1985 with Ernst & Young in Columbus, Ohio. Mr. Miller is a graduate of Miami University, Oxford, Ohio and is a Certified Public Accountant.

Mr. Miller succeeds Elizabeth Murphy, who recently announced her retirement. Mrs. Murphy will conclude her duties as Scottish Re's Chief Financial Officer with the filing of the Company's Form 10-Q for the period ending June 30, 2005. In order to facilitate the seamless transition of duties and responsibilities, she will continue through March 31, 2006 to serve as the Company's Executive Vice President - Finance and as a member of the Scottish Re senior management team reporting to the Company's President and Chief Executive Officer.

Scottish Re Group Limited is a global life reinsurance specialist. Scottish Re Group Limited has operating companies in Bermuda, Charlotte, North Carolina, Dublin, Ireland, Grand Cayman, and Windsor, England. Its flagship operating subsidiaries include Scottish Annuity & Life Insurance Company (Cayman) Ltd. and Scottish Re (U.S.), Inc., which are rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings, A3 (good) by Moody's and A- (strong) by Standard & Poor's, Scottish Re Limited, which is rated A- (excellent) by A.M. Best, A (strong) by Fitch Ratings and A- (strong) by Standard & Poor's and Scottish Re Life Corporation, which is rated A- (excellent) by A.M. Best. Additional information about Scottish Re Group Limited can be obtained from its Web site, http://www.scottishre.com/.


     CONTACT:  Scottish Re Group Limited , Hamilton
               Scott E. Willkomm, 441-298-4364
               scott.willkomm@scottishre.com

     SOURCE:   Scottish Re Group Limited